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California Water Service Group

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May 2, 2023

For immediate release

California Water Service Group Completes Emissions Inventory, Commits to Setting Absolute Reduction Targets for Scope 1 and 2 Emissions by Q3 2024

SAN JOSE, Calif.—California Water Service Group (NYSE: CWT) announced today that it will set absolute, science-based Scope 1 and Scope 2 greenhouse gas (GHG) emissions reduction targets by the end of the third quarter of 2024, which builds upon the Company’s prior commitment to set intensity targets for energy- or GHG-intensity of water produced and/or delivered to customers by 2025.

The Company will base its reduction targets on a newly updated inventory of its Scope 1 and Scope 2 GHG emissions, which was completed with an independent third party in accordance with the Greenhouse Gas Protocol, the global standard for measuring and managing organizational GHG emissions.

“Having a more thorough and complete picture of our emissions was a critical first step in charting a course to the future and setting meaningful reduction targets. We have said from the beginning of our ESG journey that we want to be methodical and transparent, being honest and realistic about what is achievable,” said President & Chief Executive Officer Martin A. Kropelnicki.

The Company also inventoried three of what it believes to be its most relevant and significant Scope 3 emissions categories: Purchased Goods and Services, Capital Goods, and Waste Generated in Operations. In the coming years, the Company intends to continue to mature and expand its Scope 3 emissions assessments, as well as conduct an exercise to identify the areas where it can have the greatest influence and impact. We believe these foundational activities are a critical step in considering Scope 3 emissions reduction strategies.

“I’m pleased that we now have a path to setting emissions reduction targets. But emissions reductions are just one of our priority ESG topics. Things like customer health and safety, water supply reliability, and affordability are equally critical to the sustainability of our business. Moving forward, we will strive to balance the needs of all of our stakeholders as we continue to fulfill our purpose of enhancing the quality of life for those we serve,” Kropelnicki said.

About California Water Service Group

California Water Service Group (NYSE: CWT) is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders.  Guided daily by their promise to provide quality, service, and value, Group’s 1,100+ employees lead the way in working to protect the planet, care for people, and operate with the utmost integrity.  Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being.  The company has been named one of “America’s Most Responsible Companies” and “America’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®.  More information is available at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, seek, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the outbreak of coronavirus (or COVID-19); governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Media Contact

Shannon Dean

sdean@calwater.com

310-257-1434